APPENDIX B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

COPSYNC, INC.

FameCast, Inc., a corporation organized and existing under the laws of the State of Delaware, under the original name “Global Advance Corp.”  (the “Corporation”), certifies that:

A.           The name of the Corporation is Copsync, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 2006.

B.           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.           The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Copsync, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Russell D. Chaney, a duly authorized officer of the Corporation, on ___________, 2009.

By:

Russell D. Chaney,
Chief Executive Officer

COPsync - Restated Certificate

EXHIBIT A

ARTICLE I

The name of the corporation is Copsync, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 113 Barksdale Professional Center, Newark, Delaware  19711.  The name of the registered agent at such address is Delaware Intercorp.

ARTICLE IV

The corporation is authorized to issue two classes of stock be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares of stock that the corporation shall have authority to issue is 501,000,000, consisting of 500,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share.  The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 100,000 shares.

The board of directors of the corporation is expressly authorized to provide for the issue of all or any remaining shares of the Preferred Stock, in one or more series, and to fix for each such series such designations, powers, preferences and rights and such qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law.

ARTICLE V

The terms and provisions of the Common Stock and Series A Preferred Stock are as follows:

1. Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Corporation” shall mean Copsync, Inc.

(b) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Series A Preferred Stock of the Corporation voting as separate classes.

2. Dividends.

(a) Series A Preferred Stock.  The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 2) is declared, set aside or paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each share of Series A Preferred Stock at least equal to the aggregate amount of the dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

(b) Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into one fully-paid, nonassessable shares of Common Stock (as adjusted pursuant to this Section 3).  The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate.”  Upon any decrease or increase in the Conversion Price for the Series A Preferred Stock, as described in this Section 3, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Series A Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series A Preferred Stock payable, as the option of the Corporation’s Board of Directors, (i) in cash or (ii) shares of Common Stock at the then fair market value of the Common Stock at the time of the conversion as determined in good faith by the Corporation’s Board of Directors.   Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of Series A Preferred Stock shall have the right thereafter to convert shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(f) Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly, but in no event later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

(g) Notices of Record Date.  In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of at least a majority of the Series A Preferred Stock.

(h) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c) Series A Preferred Stock.  Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to 750 times the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date.  Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be disregarded.  Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

(e) Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

5. Reissuance of Series A Preferred Stock.  In the event that any shares of Series A Preferred Stock shall be converted pursuant to Section 3 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

6. Notices.  Any notice required by the provisions of this ARTICLE V to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

1.           To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.           The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.           Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ARTICLE VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

COPsync - Restated Certificate